                                  LICENSE AGREEMENT


     This Agreement made this 10 day of May, 1990 by and between Molecular Chimerics Corporation, a Wisconsin corporation doing business at 3802 Packers Avenue, Madison, Wisconsin 53704 (hereinafter referred to as "LICENSOR"), and Invitrogen, a California corporation having offices at 11588 Sorrento Valley Road #20, San Diego, California 92121 (hereinafter referred to as "LICENSEE").

     WHEREAS, LICENSOR has developed a proprietary cloning system for cloning the products of PCR (polymerase chain reaction) procedures and maintains the proprietary rights to this system;

     WHEREAS, LICENSOR desires to have the technology incorporated in their products sold throughout the world and recognizes that a successful marketing effort requires advertising, manufacturing, warehousing, sales, distribution, and customer service capability;

     WHEREAS, LICENSEE manufactures, sells, and services products for molecular biology research and has an established world-wide sales network and distribution network; and

     WHEREAS, LICENSEE desires to be licensed to sell the products which incorporate the propietary cloning system developed by LICENSOR;

     Therefore, in consideration of the mutual covenants contained herein, LICENSOR and LICENSEE agree as follows:

                               ARTICLE 1 - DEFINITIONS

     The following terms, when used in this Agreement, shall have the following meanings:

     1.1 "TA cloning" shall mean the proprietary direct cloning system developed by LICENSOR for cloning the products of PCR processes including, but not limited to, the preparation of vectors with a single thymidine overhang on both ends to prevent self ligation and to accept DNA that has been synthesized by Taq polymerase leaving a single adenine overhang.

     1.2 "Know-how" and "trade secret" shall mean all information presently known to LICENSOR which is necessary to manufacture and service kits for direct TA cloning of PCR amplified DNA.

     1.3 "Kit" shall mean a combination of reagents, enzymes, prepared vectors, and instructions for TA cloning PCR amplified DNA directly without the addition of linkers thereto.

     1.4 "Patent" shall mean any patents currently being considered, written, or applied for based on the composition, process for manufacture, or applications of the TA cloning technology.

     1.5 "Net Domestic Sales" shall mean the revenues generated by sales of LICENSOR's product in the United States less any legitimate refunds, returns, or uncollectible bills derived from or resulting from sales of the kit.

     1.6 "Net Foreign Sales" shall mean the revenues generated by sales of LICENSOR's product outside of the United States less any legitimate refunds, returns, or uncollectible bills derived from or resulting from the sales of the kit.

                             ARTICLE 2 - GRANT OF RIGHTS

     LICENSOR hereby grants to LICENSEE a field-of-use exclusive license to use the TA cloning technology including the know-how and trade secrets appurtenant thereto for the manufacture and sale of TA cloning products and kits anywhere in the world. The field of use for which the license is granted is for kits and reagents for the cloning of PCR amplified DNA products, *

                                     LICENSOR specifically reserves the right to
*
                                                                           If a
patent is filed or obtained through the procedure described in this Agreement, such patent shall also be subject to the same field-of-use exclusive license granted herein to the know-how and trade secret TA cloning technology.

                                 ARTICLE 3 - PAYMENTS

     3.1 Payment Schedule.

     In consideration for the delivery of the know-how and trade secret information relating to TA cloning to LICENSEE, and the grant of right to manufacture and sell kits for TA cloning as described above, LICENSEE will
pay an initial licensing fee to LICENSOR of *                      , due and
payable in four (4) installments, *                                      upon
delivery of the trade secret and know-how information to LICENSEE, and an
additional amount equal to *             *            due each successive
thirty (30) days thereafter.  In addition, LICENSEE shall pay to LICENSOR a
royalty equal to *            of net domestic sales of any reagents or kits
incorporating the TA cloning technology as described herein and *
        * foreign sales of such regents or kits. The initial licensing fee shall not be applied against subsequent royalty obligations.
If a patent is obtained covering the TA

 * "Confidential portion has been omitted and filed separately with the Commission."

cloning technology, the royalty rate shall be  *                *        of net
domestics sales and   *              *          of net foreign sales of any such
reagents or kits during the term of said patent.

     3.2  Payment of Royalties.

     Royalty payments shall be made quarterly within sixty (60) days of the end of each calendar quarter of the license.

     3.3  Royalty Reports.

     LICENSEE shall furnish to LICENSOR a written report stating the quantity and description of kits sold by LICENSEE and the nature of sales, domestic or foreign, and the returns, refunds, and uncollected bills resulting from or derived from sales of said kits and such reports shall accompany each royalty payment delivered from LICENSEE to LICENSOR.

                                  ARTICLE 4 - PATENT

     LICENSEE, at its discretion, may request LICENSOR to file an application for a patent in the United Sates or Canada on the TA cloning technology. If LICENSEE desires that such a patent be filed, LICENSEE agrees to pay to LICENSOR the reasonable costs of their attorney's fees and expenses in procuring said patent, said fees to be credited against royalties otherwise due from LICENSEE to LICENSOR. If a patent actually issues in the United States covering this product, the royalty amount for all kits covered by the claims of any such U.S. patent owed by LICENSEE to LICENSOR shall be adjusted as per Article 3 during the term of such patent.

                            ARTICLE 5 - DUTIES OF LICENSOR

     LICENSOR agrees to inform LICENSEE in a confidential basis of any innovations or improvements to TA cloning that could improve the kit or would result in additional products. Should any additional products result from the research conducted by LICENSOR relating to TA cloning in the field of use described herein, LICENSOR shall grant to LICENSEE the right to negotiate in good faith the right to market those products.

                               ARTICLE 6 - ATTRIBUTION

     LICENSOR reserves the right to and intends to submit for publication a scientific paper describing the TA cloning technology. If such a paper is published, LICENSEE agrees, upon the written request of LICENSOR, to include a citation to the published paper in any printed advertisements or printed promotional pieces which LICENSEE may choose to print about its reagents or kits for the TA cloning technology.

* "CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION."

                            ARTICLE 7 - PATENTS TO OTHERS

     LICENSOR expressly disclaims any warranty, express or implied, as to whether the making, using or selling of reagents and kits using the TA cloning technology might infringe any patents owned by any other entities.

                           ARTICLE 8 - TERM AND TERMINATION

     8.1  Term

     The term of this Agreement shall commence as of the date thereof and shall expire on *

     8.2  Termination

     This Agreement may be terminated by either party effective immediately upon written notice if:

          (a) The other party has committed a material breach of the terms and provisions of this Agreement, unless such breach has been cured within thirty (30) days following written notice of said breach.

          (b) The other party dissolves or liquidates, makes a general assignment for the benefit of creditors, files a voluntary petition under the federal estate bankruptcy or insolvency laws, or has filed against it a petition which is not dismissed within ninety (90) days after filing.

     8.3  Effects of Termination

     Upon the termination or expiration of this Agreement the obligations of LICENSEE and LICENSOR shall immediately terminate provided that LICENSEE shall have the right to continue to sell kits and components of kits as described herein.

                       ARTICLE 9 - RELATIONSHIP OF THE PARTIES

     Each party shall act as an independent contractor in carrying out its obligations under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, or a principal-agent relationship between the parties, and neither party by virtue of the Agreement shall have the right, power, or authority to act or create any obligation, express or implied, on behalf of the other party. This Agreement shall not be construed to create rights, express or implied, on behalf of or for the use of any party aside from LICENSEE and LICENSOR.

* "CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION."

                            ARTICLE 10 - ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties and supersedes all written, oral or prior agreements and understandings. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.


                                        LICENSOR:

                                        Molecular Chimerics Corporation

                                        By: /s/ David Mead
                                           --------------------------------

                                        Title:  Research Director
                                              -----------------------------


                                        LICENSEE:

                                        Invitrogen

                                        By:   [Illegible]     5/30/90
                                           --------------------------------

                                        Title:  President
                                              -----------------------------